                                                                    Exhibit 21



                             LIST OF SUBSIDIARIES

                                                 Jurisdiction      Percent Owned
Name of Subsidiary                             of Incorporation    by Registrant
------------------                             ----------------    -------------


Active
------

NUR Media Solutions S.A.                            Belgium             100%

NUR Advanced Technologies (Europe) S.A.             Belgium             100%

NUR America Inc.                                    Delaware            100%

M.NUR Marketing & Communication GmbH                Germany              84%

NUR Middle East & Africa, Ltd.                      Israel              100%

NUR Asia Pacific Ltd.                              Hong Kong            100%

NUR Pro Engineering Ltd.                            Israel               50%

Stilachem S.A.                                      Belgium              50%

Inactive
--------

NUR Hungaria KFT (1)                                Hungary             100%

Good-Lux S.A. (1)                                  Luxembourg           100%

M.B.T. (NUR) Industries Ltd.                         Israel             100%

NUR Print Technologies (1993) Ltd.                   Israel             100%

N.A.T. Holdings and Investments (1997) Ltd.          Israel             100%


----------------------
(1) Represents the percentages of ownership of NUR Media Solutions S.A. in these subsidiaries.